Exhibit 10.5
AMENDMENT TO THE
TIME WARNER INC. 1999 STOCK PLAN
     As approved by the Compensation and Human Development Committee of the Board of Directors of Time Warner Inc. on July 30, 2008, the Time Warner Inc. 1999 Stock Plan (the “Plan”) shall be amended as follows:
     1. Effective on October 1, 2008, the definition of “Fair Market Value” set forth in Section 2 of the Plan shall be amended by deleting such definition and replacing it with the following:
“Fair Market Value means, on a given date, (i) if there should be a public market for the Shares on such date, the closing sale price of the Shares on the New York Stock Exchange Composite Tape, or, if the Shares are not listed or admitted on any national securities exchange, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the New York Stock Exchange Composite Tape or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Administrator in good faith.”
     2. This Amendment shall not amend or affect the exercise price of any stock options granted under the Plan prior to October 1, 2008.
Date: September 10, 2008

TIME WARNER INC.

By:	/s/ Harry L. Spencer

Harry L. Spencer
Vice President, Global Benefits & HR Operations